Exhibit 3

INVESTOR RIGHTS AGREEMENT

between

INCONTACT, INC.

and

ENTERPRISE NETWORKS HOLDINGS, INC.

dated as of

JUNE 14, 2011

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT is made as of June 14, 2011 between inContact, Inc., a Delaware corporation (the “Company”) and Enterprise Networks Holdings, Inc., a Delaware corporation (“Investor”).

WHEREAS, concurrently with the execution of this Agreement, the Company and Investor have entered into a Common Stock Purchase Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Stock Purchase Agreement”), pursuant to which and subject to the terms and conditions thereof, among other things, Investor will purchase from the Company, and the Company will issue and sell to Investor, the number of shares set forth in the Stock Purchase Agreement (the “Shares”) of Company Stock;

WHEREAS, concurrently with the execution of this Agreement, the Company and Investor have entered into a Registration Rights Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Registration Rights Agreement” and, together with this Agreement and the Stock Purchase Agreement, collectively, the “Transaction Documents”), pursuant to which and subject to the terms and conditions thereof, among other things, the Company has agreed to provide Investor with certain registration rights with respect to the Shares; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Shares, corporate governance and other related corporate matters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Investor.

“Agreement” means this Investor Rights Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will Investor be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.2 unless, and then only to the extent that, Investor shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Bylaws” means the bylaws of the Company as in effect immediately prior to the Closing.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Change of Control” means the occurrence of any one of the following: (i) the direct or indirect sale, lease, license, transfer, conveyance or other disposition, in one or a series of related transactions, of a majority (measured on a Fair Market Value basis) of the assets of the Company and its Subsidiaries taken as a whole to any Person; (ii) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person becomes the owner or Beneficial Owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting securities of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction the shares of Company Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting securities of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which the majority of the members of the Board cease to be Continuing Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Company Stock” means the common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Continuing Director” means, as of any date of determination, any member of the Board who (i) was a member of such board of directors on the date of this Agreement; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Excluded Securities” means:

(a) Company Stock and options and similar rights to acquire Company Stock which are issued or issuable for compensatory purposes to consultants, employees and directors of the Company (or any Subsidiary of the Company) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements, in each case, approved by the Board or the compensation committee of the Board;

(b) Voting Securities issuable upon exercise of any option, warrant, or right existing and outstanding as of the Closing Date and disclosed in Section 3.3 of the Stock Purchase Agreement;

(c) Company Stock issued pursuant to the conversion or exercise of Voting Securities which are convertible or exercisable for Company Stock and which Voting Securities Investor was entitled to purchase (prior to such conversion or exercise) pursuant to Section 2.2 hereof; and

(d) Voting Securities issued or issuable as purchase price in the acquisition of a business by the Company by merger, stock purchase, purchase of substantially all of the assets or other similar transaction, provided, that such issuances are approved by the Board.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s-length negotiated transaction without time constraints. With respect to any securities that are traded on a national or global securities exchange, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination. Unless Investor and the Company agree otherwise, the Fair Market Value of all property or assets other than cash and securities that are traded on a national or global securities exchange shall be determined by an Independent Investment Banking Firm, selected by the Board and reasonably acceptable to Investor. The fees and expenses of such investment bank shall be paid by the Company.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of Investor and the Company, independent of the parties to this Agreement at the time of such engagement and qualified to perform the task for which it has been engaged.

“Investor Directors” means the individuals nominated or designated by Investor or the Investor Directors pursuant to Section 4.1 and then serving as Directors.

“Investor Ownership Limitation” means 19.99% of the Total Voting Power.

“Investor Ownership Percentage” means the percentage of the Total Voting Power that the Shares held by Investor represents as of the date the determination of Investor Ownership Percentage is made under this Agreement.

“Nasdaq” means the Nasdaq Capital Market or any successor exchange or quotation system.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Significant Event” means any of (A) the acquisition by any Person or Group other than Investor and its Affiliates of Beneficial Ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities of the Total Voting Power; (B) the announcement or commencement by any Person or Group other than Investor and its Affiliates of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such Person or Group owning, when combined with any other Voting Securities owned by such Person or Group, 15% or more of the Total Voting Power; or (C) the occurrence of a Change of Control, the entry by the Company into an agreement providing for any Change of Control or the public announcement by the Company that it is seeking a Change of Control.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Takeover Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to a Change of Control.

“Third Party” means any Person (other than Investor or any of its Affiliates) or any Group (other than a Group which includes Investor or any of its Affiliates as a member).

“Total Voting Power” means, at any time of determination, the total number of votes then entitled to be cast by the holders of the outstanding shares of Company Stock and any other securities entitled, in the ordinary course, to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Voting Securities or any interest in any Voting Securities, provided that (i) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Investor is a constituent corporation shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by Investor or any of its wholly-owned Subsidiaries so long as the surviving or resulting entity of such transaction remains subject to, and bound by, the obligations of Investor hereunder and (ii) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Company is a constituent corporation shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by Investor or any of its wholly-owned Subsidiaries. For purposes of this Agreement, the sale of the interest of a party to this Agreement in an Affiliate of such party shall not be deemed a Transfer by such party of such Voting Securities.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company, including the Company Stock, which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

Section 1.2. Methodology for Calculations. (a) For purposes of calculating the number of outstanding shares of Company Stock or Voting Securities and the number of shares of Company Stock or Voting Securities Beneficially Owned by Investor as of any date, any shares of Company Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the DGCL (or any successor statute) shall be disregarded.

(b) For purposes of this Agreement, all determinations of the amount of outstanding Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to Investor specifying such actual number of Voting Securities outstanding. The Company shall provide such a written notice promptly upon a request by Investor.

(c) Whenever this Agreement references a specific number of Voting Securities or shares of any class thereof, then if at any time or from time to time following the date hereof the Company shall pay a dividend in the form of additional shares of such class of Voting Securities, or shall subdivide, split or combine the then-outstanding number of such Voting Securities or issue an additional number of such Voting Securities by reclassification of such Voting Securities, then all references to such specific number of Voting Securities shall be deemed, for all purposes of this Agreement, to refer to the number of Voting Securities equal to the product of the number of Voting Securities so specified multiplied by a fraction, the numerator of which shall be the number of Voting Securities (or applicable class thereof) outstanding immediately after, and the denominator of which shall be the number of Voting Securities (or applicable class thereof) outstanding immediately before, the occurrence of such event, subject to further adjustment in accordance with this sentence upon any subsequent such dividend, subdivision, split, combination or reclassification.

ARTICLE II

SHARE OWNERSHIP

Section 2.1. General Limitation on Acquisition of Additional Voting Securities. (a) Except as otherwise provided in this Article II and except pursuant to any transaction approved by the Board, for the period beginning on the Closing Date and ending on the earlier of the one-year anniversary of the Closing Date or the occurrence of a Significant Event (the “Standstill Period”), to the fullest extent permitted by applicable law, Investor shall not, nor shall it permit any Subsidiaries of Investor’s parent company, Enterprise Networks Holdings BV, to:

(i) acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of Voting Securities representing more than the Investor Ownership Limitation;

(ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or seek to advise or influence any Third Party with respect to the voting of, any Voting Securities, provided that the restrictions contained in this paragraph (ii) shall not apply (1) with respect to the election, appointment or removal of Directors in accordance with this Agreement or (2) any action taken by an Investor Director in his or her capacity as a Director in a manner consistent with his or her fiduciaries duties to the Company and its stockholders; or

(iii) make any offer to the public (with or without conditions) to acquire Beneficial Ownership of Voting Securities;

provided that, notwithstanding anything to the contrary contained in the foregoing clauses (i) through (iii) or otherwise in this Agreement, Investor shall not be limited or otherwise restricted, directly or indirectly, in any way from proposing to the Board or the Company’s Chief Executive Officer any acquisition of Beneficial Ownership of Voting Securities, including but not limited to a proposal to effect a Change of Control with Investor, or making any communications or inquiries to the Board or the Company’s Chief Executive Officer in connection with or in contemplation of such a proposal.

(b) If at any time during the Standstill Period, Investor becomes aware that Investor Beneficially Owns, in the aggregate, Voting Securities representing more than the Investor Ownership Limitation (any such Voting Securities Beneficially Owned by Investor that are in excess of the Investor Ownership Limitation, “Excess Securities”), then Investor shall promptly notify the Company in writing and as soon as is reasonably practicable (but in no manner that would require Investor or any of its Affiliates to (i) incur liability under Section 16(b) of the Exchange Act or (ii) Transfer Voting Securities during a period in which (x) the Company has imposed trading restrictions on Directors or other Affiliates of the Company or (y) the general counsel of the Company has determined that the Company or Investor, as applicable, is in possession of material nonpublic information relating to the Company) take all action reasonably necessary to reduce the number of Voting Securities Beneficially Owned by it to a number that results in Investor being in compliance with Section 2.1(a); provided that any Transfer of Voting Securities by Investor in order to comply with this Section 2.1(b) shall be effected in accordance with the applicable Transfer restrictions set forth in Article III, and Investor shall grant to the Chief Executive Officer of the Company a proxy to vote in his or her sole discretion all Excess Securities of Investor on any matter submitted to the stockholders of the Company, which shall be irrevocable until the date that the number of Voting Securities held by Investor is at or below the Investor Ownership Limitation.

Section 2.2. Stock Purchase Rights. (a) For so long as Investor and its Affiliates Beneficially Own a number of Voting Securities equal to at least 50% of the number of the Shares, if the Company at any time shall propose to issue any Voting Securities other than Excluded Securities, Investor shall have the right to purchase directly from the Company up to its Investor

Ownership Percentage of such Voting Securities to be issued (determined immediately prior to the issuance of the Voting Securities) at the same purchase price and on the same terms on which the Voting Securities are issued. In the event any portion of the consideration received from a Third Party for Voting Securities is non-cash consideration, Investor may make payment of that portion of the consideration with cash valuing any non-cash consideration at its Fair Market Value. The Company shall provide such information, to the extent reasonably available, relating to any non-cash consideration as Investor may reasonably request in order to evaluate any such non-cash consideration.

(b) The Company shall provide Investor 20 Business Days prior written notice (or, if such notice period is not practicable under the circumstances, such reasonable prior written notice as is practicable) of any proposed issuance subject to this Section 2.2. Investor shall provide, or cause to be provided, to the Company written notice of its election to purchase securities pursuant to this Section 2.2 within 10 Business Days after such notice from the Company, and if such notice is not provided within 10 Business Days after such notice from the Company, Investor shall be deemed to have waived any right to participate in the issuance of the Voting Securities that is the subject of the notice given by the Company to Investor. If the Company has provided Investor with at least 20 Business Days prior written notice of such proposed issuance, Investor shall purchase the securities that Investor has elected to purchase concurrently with the related issuance of such securities by the Company. If the Company has provided Investor with less than 20 Business Days prior written notice of such proposed issuance, Investor shall purchase the securities that Investor has elected to purchase 20 Business Days following such notice (or such lesser time as Investor may agree).

(c) In the event that the proposed issuance by the Company of Voting Securities which gave rise to the exercise by Investor of its purchase rights pursuant to this Section 2.2 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of Investor pursuant to paragraph (a) and (b) above shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company Investor shall be promptly refunded in full.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Transfer Restrictions. The right of Investor and its Affiliates to Transfer the Shares is subject to the restrictions set forth in this Article III, and no Transfer by Investor or any of its Affiliates of the Shares may be effected except in compliance with this Article III. Any attempted Transfer of the Shares in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

Section 3.2. Lockup. For a period of 180 calendar days following the Closing Date, without the prior approval of the Board, Investor shall not, nor shall Investor permit any of its Affiliates to, Transfer any of the Shares.

Section 3.3. Specific Transfer Restrictions. Subject Section 3.2, until the first to occur of (i) the first time in which Investor Beneficially Owns Voting Securities representing less than 5% of the outstanding Company Stock, (ii) the Company Stock ceases to be traded on Nasdaq or (iii) immediately prior to the consummation of a Change of Control, Investor shall not, without the prior approval of the Board, Transfer any of the Shares other than:

(a) in transactions made in compliance with the volume and manner of sale restrictions set forth in clauses (e) and (f) of Rule 144 promulgated under the Securities Act;

(b) in a privately negotiated block trade transaction executed through a broker;

(c) pursuant to an underwritten distribution of Voting Securities;

(d) pursuant to Investor’s exercise of its rights under Section 2.2 of the Registration Rights Agreement;

(e) pursuant to any Transfer to the Company or any of its Subsidiaries;

(f) in connection with any Change of Control; or

(g) to an Affiliate of Investor that executes and delivers to the Company an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as Investor (provided that Investor shall remain a party to this Agreement and shall be responsible for any breach of this Agreement by such Affiliate).

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1. Composition of the Board. (a) As soon as reasonably practicable following the Closing (but in any event no later than June 30, 2011), the Company shall take any and all actions to appoint Hamid Akhavan to serve on the Board as an initial Investor Director and, as soon as reasonably practicable after investor has notified the Company of its additional designee, the Company shall take any and all actions to appoint such designee to serve on the Board as a second Investor Director.

(b) Subject to Section 4.1(e), for so long as Investor and its Affiliates Beneficially Own 100% of the Shares or, if Investor and its Affiliates do not Beneficially Own 100% of the Shares, so long as Investor and its Affiliates Beneficially Own a number of Voting Securities at least equal to the greater of 50% of the number of Shares or 10% of the Total Voting Power:

(i) Investor shall have the right to designate two Investor Directors to be nominated for election to the Board;

(ii) at each stockholder meeting of the Company at which the Board seats held by Investor

Directors are to be voted upon, the Company will cause the Investor Directors designated by Investor to be nominated for election to such seats and will recommend to the stockholders the election of such nominees;

(iii) subject to Section 4.4 below, the Company will not take any action to increase the total number of directors of the Board to more than eight; and

(iv) if at any time the Board is divided into more than one class, the Company shall take all necessary action to assign the Investor Directors to separate classes.

(c) Subject to Section 4.1(e), in the event that Investor and its Affiliates Beneficially Own a number of Voting Securities representing less than 10% of the Total Voting Power but at least equal to 5% of the Total Voting Power:

(i) Investor shall have the right to designate one Investor Director to be nominated for election to the Board; and

(ii) at each stockholder meeting of the Company at which the Board seat held by such Investor Director is to be voted upon, the Company will cause the Investor Director designated by Investor to be nominated for election to such seat and will recommend to the stockholders the election of such nominee.

(d) To the extent that the Company has knowledge that the number of Voting Securities Beneficially Owned by Investor would fail to satisfy any of the thresholds set forth in the first clause of either Section 4.1(b) or Section 4.1(c) such that Investor would otherwise lose the rights and benefits set forth in Section 4.1(b)(i)-(iv) or Section 4.1(c)(i)-(ii), the Company will promptly notify Investor in writing of such failure and Investor shall have not less than 60 calendar days in which to cure such failure by acquiring additional Voting Securities. Following any such cure, no such failure will have been deemed to have occurred.

(e) At any time that Investor has designated at least two Investor Directors, at least one of such Investor Directors designated by Investor shall, in the reasonable good faith judgment of Investor, (i) satisfy applicable Nasdaq listing requirements regarding “independence” and (ii) have relevant experience in accounting, finance or the industry in which the Company operates that is customary for directors of similarly situated corporations. If the Corporate Governance and Nominating Committee of the Board shall reasonably object to any such designee of Investor, then the Governance and Nominating Committee and the Company shall discuss such objections with Investor and cooperate in good faith to either resolve such objections or find a mutually acceptable designee.

Section 4.2. Vacancies Among Investor Directors. Subject to Section 4.1(d) above, any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of an Investor Director shall be filled with a replacement Investor Director designated by Investor.

Section 4.3. Committees. The Company shall, to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of Nasdaq or any other applicable securities exchange or automated inter-dealer quotation system on which the Company Stock is then listed or quoted), cause each committee of the Board (including but not limited to a Board strategy committee that the Company shall establish as soon as practicable after the date hereof, which shall be responsible for oversight of matters such as corporate strategy, financings and mergers and acquisitions) to include as members each of the Investor Directors, in each case, to the extent requested by such Investor Director.

Section 4.4. Company Action. In furtherance of the provisions of this Article IV, the Company, subject to the Board’s fiduciary duties, shall take all necessary and desirable actions within its control to effectuate the provisions of this Article IV, including but not limited to, (i) calling a special meetings of the Board and/or stockholder and (ii) in the event any Investor Director is not elected by the Company’s stockholders to serve on the Board at any election described in Section 4.1(b) above, to amend the Bylaws to increase the size of the Board by the number of Investor Directors that were not so elected and cause such Investor Directors to be appointed in the newly created vacancy. Without limiting the foregoing, the Company shall use its reasonable best efforts, in connection with each annual or special meeting of stockholders held to elect Directors and with respect to any action by written consent to elect Directors, to solicit from its stockholders eligible to vote for the election of Directors proxies or consents in favor of the election of each candidate nominated for election as a Director in accordance with this Article IV, and against the election of any candidate whose election might prevent an Investor Director from being elected to the Board. The Company shall not nominate for election to the Board at any stockholders meeting or in connection with any action by written consent of the stockholders of the Company pursuant to which Directors will be elected, a number of candidates in excess of the number of Board seats to be filled pursuant to such election.

ARTICLE V

OTHER COVENANTS

Section 5.1. Information Rights. Promptly after written request to the Company made by Investor, the Company shall provide any such written information reasonably requested by Investor, including any financial statements of the Company prepared by Investor in the ordinary course, that Investor reasonably determines it requires in order to appropriately manage and evaluate its investment in the Company and to comply with its obligations under applicable securities and tax laws, including to the extent applicable, Rule 13a-15 under the Exchange Act.

Section 5.2. Sale Process. (a) If, at any time prior to the earlier of the termination for cause by the Company under Section 24.1 of the Master Reseller Agreement between the Company and Siemens Enterprise Communications, Inc., an Affiliate of Investor, dated as of the date hereof (the “MRA”), or December 31, 2013 (which shall be extended to the extent that the term of the MRA under Section 3.0 of the MRA is so extended), the Company requests or receives a bona fide inquiry or proposal from a Third Party (whether written or oral) that constitutes or could reasonably be expected to result in a Takeover Proposal, the Company shall promptly, and in any event within 24 hours of receipt, deliver written notice to Investor to such effect, which notice shall, to the extent known by the Company, set forth the percentage of Total Voting Power or assets that the Third Party is seeking to acquire. In addition to the foregoing obligations of the Company, if the

Company or any of its representatives engage in, or the Board authorizes the Company or any of its representatives to engage in, discussions or negotiations with a Third Party regarding, or that are intended to or could reasonably be expected to result in, a Takeover Proposal, the Company shall offer to Investor an opportunity to participate in concurrent discussions with the Company regarding a Takeover Proposal by Investor, which discussions shall be held, and any proposals from Investor shall be considered on, terms, and subject to procedures, no more restrictive toward Investor than those imposed on any such Third Party.

(b) If in the event the Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an agreement or arrangement (including with respect to any “break-up,” “termination” or similar fee) concerning a Takeover Proposal with any Third Party, the Company shall promptly notify Investor, in writing, and at least six (6) Business Days prior to entry into such agreement, of its intention to enter into an agreement concerning a Takeover Proposal, attaching such agreement (a “Third Party Proposal”); provided that the Company shall in no event enter into any agreement regarding a Third Party Proposal unless such Third Party Proposal is a binding written definitive agreement (subject to customary closing conditions) to consummate a Change of Control. If Investor delivers to the Company a binding written definitive offer regarding a Takeover Proposal prior to the expiration of such six (6) Business Day period (the “Investor Proposal”), then (A) the Company hereby agrees to keep any such Investor Proposal confidential, and (B) the Company shall be prohibited from entering into any agreement regarding a Third Party Proposal unless (i) such Third Party Proposal is on terms that the Board determines in good faith, taking into account all the terms and conditions of such Third Party Proposal including the reasonably expected timing and likelihood of the consummation of the Third Party Proposal, and after considering the advice of a financial advisor of nationally recognized reputation, is more favorable to the Company’s stockholders from a financial point of view than as provided by the Investor Proposal (a “Superior Proposal”), (ii) the Board has provided Investor with no less than three (3) Business Day’s prior written notice of its determination that such Third Party Proposal constitutes a Superior Proposal, and (iii) in the event Investor submits a revised Investor Proposal prior to the end of such three (3) Business Day period, such Third Party Proposal continues to constitute a Superior Proposal. Any material amendment to the price or terms of such Third Party Proposal shall require an additional notice and opportunity to bid as provided in this Section 5.2(b) prior to any acceptance of such Third Party Proposal by the Company.

Section 5.3. Restated Charter and Bylaws to be Consistent. The Company shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Restated Charter and the Bylaws and the corresponding constituent documents of the Company’s Subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights provided hereunder to any of the parties hereto.

Section 5.4. Termination Events. All obligations of the Company and rights of Investor under Section 2.2, Article IV, and section 5.1 shall terminate upon the termination of the MRA by the Company for cause under Section 24.1 of the MRA (in which event Investor shall take all steps reasonably necessary to cause any Investor Directors serving on the Board to resign therefrom).

ARTICLE VI

MISCELLANEOUS

Section 6.1. Amendment and Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each of the Company and Investor. Each amendment effected pursuant to the preceding sentence shall be binding upon each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.2. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. The balance of this Agreement shall be enforceable in accordance with its terms.

Section 6.3. Entire Agreement. This Agreement and the other Transaction Documents, including the exhibits attached hereto and thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 6.4. Successors and Assigns; Third Party Beneficiaries. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed (by operation of law or otherwise, except that, in the case of Investor or the Company, any transfer by operation of law in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction shall not be deemed to be such an assignment) by either party hereto without the prior written consent of the other party; provided, further that Investor may assign its rights and obligations hereunder (in whole or in part) in connection with a Transfer permitted by Section 3.3, in connection with which the applicable transferee executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as Investor; provided that in each case, no such assignment shall relieve Investor of any of its obligations hereunder, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Any attempt by any such party to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in violation of this Section 6.4 shall be null and void ab initio. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any

Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.5. Counterparts. This Agreement may be executed by facsimile in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.6. Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service addressed:

(a) if, to Investor, to:

Enterprise Networks Holdings, Inc.

50 Minuteman Road

Andover, MA 01810

Facsimile: (703) 262-3080

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road, Palo Alto, California 94304

Facsimile: (650) 493-6811

Attention: Martin Korman

                  Todd Cleary

(b) if, to the Company, to:

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, Utah 84047

Facsimile: (888) 888-9115

Attention: Gregory S. Ayers

with a copy (which shall not constitute notice) to:

Parsons Behle & Latimer

201 South Main Street

Salt Lake City, UT 84111

Facsimile: (801) 536-6111

Attention: Mark E. Lehman

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or (iii) if sent via facsimile, upon confirmation of facsimile transfer.

Section 6.8. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

Section 6.9. Jurisdiction. Each of the parties hereto hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties hereto also agrees that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 6.7 or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

Section 6.10. Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER OF THE TRANSACTION DOCUMENTS.

Section 6.11. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date first written above.

INCONTACT, INC.

By:	/s/ Paul Jarman
Name: Paul Jarman
Title: Chief Executive Officer

ENTERPRISE NETWORKS HOLDINGS, INC.

By:	/s/ Stephen Juge
Name: Stephen Juge
Title: President

[Signature Page to Investor Rights Agreement]